(LOGO)ARTHUR ANDERSEN

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Management of
Centex Credit Corporation:



We have examined management's assertion about Centex Credit Corporation's compliance with the minimum servicing standards identified in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers (USAP) (except for minimum servicing standards I.4, III.3, III.4, V.3, and V.4, which apply only to those entities with service contracts covering escrow accounts and therefore are nonapplicable to Centex Credit Corporation) and that Centex Credit Corporation has in effect a fidelity bond policy and a $3,000,000 errors and omissions policy as of and for the year ended March 31, 2000, included in the accompanying management assertion. Management is responsible for Centex Credit Corporation's compliance with those minimum servicing standards and for maintaining a fidelity bond and errors and omissions policy. Our responsibility is to express an opinion on management's assertion about the entity's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about Centex Credit Corporation's compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on Centex Credit Corporation's compliance with the minimum servicing standards.

In our opinion, management's assertion that Centex Credit Corporation complied with the aforementioned minimum servicing standards and that Centex Credit Corporation had in effect a fidelity bond policy and a $3,000,000 errors and omissions policy as of and for the year ended March 31, 2000, is fairly stated, in all material respects.


Dallas, Texas,
May 16, 20000


Arthur Andersen LLP